Exhibit 10.6

User Agreement

Last Update: October 25, 2013, effective October 25, 2013

This update replaces the word "Contractor" with the word "Freelancer" throughout the oDesk User Agreement to conform to similar wording use across the oDesk website.

This oDesk User Agreement (the "Agreement") is a contract between you (the "User") and oDesk Corporation, a California corporation with its principal place of business at 901 Marshall Street, Redwood City, California U.S.A. ("oDesk", "we" or "us"). You must read, agree with and accept all of the terms and conditions contained in this Agreement in order to use our website located at www.odesk.com (the "Site") and related software and services. oDesk may amend this Agreement at any time by posting a revised version on the Site. Each revised version will state its effective date, which will be on or after the date posted by oDesk. If the revised version materially reduces your rights or increases your responsibilities, we may post it in advance of the effective date in order to give you notice. Your continued use of the oDesk Platform after the effective date of a revised version of this Agreement constitutes your acceptance of its terms. This Agreement includes and hereby incorporates by reference the agreements and polices referred to herein or linked from the URL [www.odesk.com/info/terms/], as such agreements and policies may be modified by oDesk from time to time in its sole discretion. In the event of a conflict between such policies and agreements and this Agreement, this Agreement controls. Capitalized terms are defined throughout the Agreement and in Section 12.

YOU UNDERSTAND THAT BY CHECKING THE BOX AND CLICKING THE "SUBMIT" BUTTON, OR BY USING THE ODESK PLATFORM, YOU ARE AGREEING TO BE BOUND BY THIS AGREEMENT. IF YOU DO NOT ACCEPT THIS AGREEMENT IN ITS ENTIRETY, YOU MAY NOT ACCESS OR USE THE ODESK PLATFORM. IF YOU AGREE TO THIS AGREEMENT ON BEHALF OF AN ENTITY, YOU REPRESENT AND WARRANT THAT YOU HAVE THE AUTHORITY TO BIND THAT ENTITY TO THIS AGREEMENT. IN THAT EVENT, "YOU" AND "YOUR" WILL REFER AND APPLY TO THAT ENTITY.

1. THE ODESK PLATFORM.

1.1 Purpose of the oDesk Platform.

The oDesk Platform allows Clients and Freelancers to identify each other and enable them to buy and sell Services online. Under this Agreement, oDesk provides services to both Clients and Freelancers, including curating Clients and Freelancers, facilitating the formation of contracts between Clients and Freelancers, and managing disputes related to those contracts. Clients post jobs and invite Freelancers to apply. Freelancers post profiles and bid on jobs. If a Client and Freelancer agree on terms, a Service Contract is formed directly between such Client and Freelancer subject to the provisions set forth in Section 3 (Service Contract Terms Between Client and Freelancer). oDesk pays Freelancers in connection with their delivery of services through the oDesk platform. oDesk collects payment from Clients in connection with their receipt of services through the oDesk platform.

1.2 Eligibility.

The oDesk Platform is available only to legal entities and persons who are at least eighteen (18) years old and are otherwise capable of forming legally binding contracts under applicable law. User agrees that User is not (a) a citizen or resident of a country in which use or participation is prohibited by law, decree, regulation, treaty or administrative act; (b) a citizen or resident of, or located in, a country or region that is subject to U.S. or other sovereign country sanctions or embargoes; or (c) an individual or an individual employed by or associated with an entity identified on the U.S. Department of Commerce's Denied Persons or Entity List, the U.S. Department of Treasury's Specially Designated Nationals or Blocked Persons Lists, or the Department of State's Debarred Parties List or otherwise ineligible to receive items subject to U.S. export control laws and regulations, or other economic sanction rules of any sovereign nation.

2. ODESK GENERAL USER POLICIES

2.1 oDesk Fees.

oDesk charges Freelancers a fee for the services of connecting them with the Clients that hire them and collecting payment for work. Typically, this fee is equal to 10% of Client's payments, plus a fee for disbursements. If Freelancer elects disbursement through a third party, the third party may assess additional fees. If Freelancer elects disbursement in foreign currency, oDesk adds a conversion fee of 1.5% to the spot rate quoted by its foreign exchange vendor.

2.2 General User Obligations.

You will not access (or attempt to access) the Site by any means other than the interface provided, and you will not use information from the Site for any purpose other than the purpose for which it was made available. You will not engage in any activity that interferes with or disrupts the functioning of the Site. You will not upload or attach an invalid or malicious or unknown file. You will not insert any external links that may be malicious or unknown to you, or used for offering any goods or services other than Services. You agree not to "scrape" or disaggregate data from the Site (whether by manual or automated means), for any commercial, marketing, or data compiling or enhancing purpose, or to copy, re-post or re-use data from the Site for any other service. You agree not to use or provide software (except for general purpose web browsers and email clients, or software expressly licensed by us) or services that interact or interoperate with the Site, e.g. for downloading, uploading, posting, flagging, emailing, search, or mobile use.

2.3 Identity and Account Security.

oDesk reserves the right to validate User information at any time, including but not limited to validation against third party databases or the verification of one or more official government or legal documents that confirm the User's identity. You authorize oDesk, directly or through third parties, to make any inquiries necessary to validate your identity and confirm your ownership of your email address or financial accounts, subject to applicable law. Failure to provide information about you and your business when requested is a violation of this Agreement. The User is solely responsible for ensuring and maintaining the secrecy and security of the User's oDesk account password. User agrees not to disclose this password to anyone (or, in the case of an Agency (as defined below in Section 3), not to disclose this password to anyone who is not a subcontractor of such Agency), and shall be solely responsible under all circumstances for any use of or action taken through the use of such password on the oDesk Platform. You must notify oDesk Support immediately if you suspect that your password has been lost or stolen. By using your oDesk User account, you acknowledge and agree the oDesk's account security procedures are commercially reasonable.

2.4 Disbursements to Freelancers

oDesk will automatically disburse funds to Freelancers according to the payment instructions on file with oDesk no more than one month after funds become payable (or within six months, for amounts less than $100). Funds become payable to Freelancers working on Hourly Contracts following the expiration of the dispute period and the security period associated with each work week. Funds become payable to Freelancers working on Fixed Price Contracts after Clients accept work submitted by a Freelancer. Clients retain the ability to change the terms of a Fixed Price Contract, including the amount of money owed on a Fixed Price Contract, until they accept the work. Freelancers may ask oDesk to expedite payments. oDesk reserves the right to refuse any such request and may assess a processing fee in connection with such a request.

2.5 Disintermediation.

Client shall make all payments relating to, or in any way connected with, a Service Contract (including, without limitation, bonuses) through the oDesk Platform. Any action that encourages or solicits complete or partial payment outside of the oDesk Platform is a violation of this Agreement. Should a Client or Freelancer (including an Agency) be found in violation of this section of this Agreement, it will owe oDesk an amount with respect to each Service Contract equal to the greater of a) $2,500; or b) the applicable fees had the payments been processed through the oDesk Platform, plus 18%.

2.6 Buyout.

Notwithstanding the provisions set forth above, Users may agree to provide or receive Services outside of the oDesk Platform with Users identified through oDesk. If the Services are rendered more than three (3) years after the Client identifies the Freelancer through oDesk, no oDesk Fees or buyout provisions apply. If Services are rendered outside of oDesk less than three (3) years after the Client identifies the Freelancer through oDesk, payments for such Services will not be subject to the oDesk Fees, provided that the Client pays oDesk a "Buy-Out" amount in accordance with the procedure set forth below:

i.	Prior to contracting outside of oDesk to receive Services from a User identified through the oDesk system, the Client will notify oDesk in writing of its intent to pay the Buy-Out fee in lieu of the oDesk Fees.
ii.	The Client will provide a good faith estimate of the then anticipated amount to be paid to the Freelancer for such Services during the fifty-two week period immediately following the date of such notice.
iii.	The Client will pay or authorize oDesk to deduct from its account the greatest of (i) fifteen percent (15%) of the good faith estimate described above; (ii) fifty-two (52) times the "Average Weekly oDesk Fees" (as defined below); or (iii) five hundred dollars ($500). For purposes of the foregoing, the "Average Weekly oDesk Fees" means the average weekly amount of oDesk Fees that became due to oDesk based upon work performed for Client by the Freelancer over the four (4) weeks immediately preceding the buy-out notice described above, not counting any weeks in which no oDesk Fees became due.

2.7 Non-payment.

If Client fails to pay amounts due under this Agreement, whether by cancelling Client's credit card, initiating an improper chargeback, or any other means, Client's oDesk account will be suspended, no additional payments will be processed, and any work-in-progress will be stopped. Without limiting other available remedies, Client must reimburse oDesk for amounts due upon demand, plus any applicable processing fees, charges or penalties, plus interest at the lesser of one and one-half percent (1.5%) per month or the maximum allowed by law, plus attorneys' fees and other costs of collection as allowed by law. In its discretion, oDesk may setoff amounts due against other amounts received from or held for Client, make appropriate reports to credit reporting agencies and law enforcement authorities, and cooperate with them in any resulting investigation or prosecution.

2.8 Hold on funds.

In cases of fraud, abuse or violation of this Agreement, the oDesk Payment Guarantee shall be revoked and all monies due to the Freelancer may be held and/or reclaimed, not just those from the Contract(s) under investigation.

For Hourly-Rate Contracts only, Clients may dispute hours during the dispute period following the close of a weekly invoice period. It is the Client's responsibility to review the Work Diary and Time Log of every Service Contract on a weekly basis and to file any disputes on a timely basis. Once the dispute period has passed, the charges are accepted by the Client and can no longer be disputed and can only be refunded by the Freelancer. Disputes can only address the hours billed, not the quality of the work performed or deliverables. oDesk will promptly investigate the Time Log to determine, in its sole discretion, whether an adjustment is appropriate. oDesk's determination shall be final.

2.9 Dispute Resolution Policy.

For Hourly-Rate Contracts only, Clients may dispute hours during the dispute period following the close of a weekly invoice period. It is the Client's responsibility to review the Work Diary and Time Log of every Service Contract on a weekly basis and to file any disputes on a timely basis. Once the dispute period has passed, the charges are accepted by the Client and can no longer be disputed and can only be refunded by the Freelancer. Disputes can only address the hours billed, not the quality of the work performed or deliverables. oDesk will promptly investigate the Time Log to determine, in its sole discretion, whether an adjustment is appropriate. oDesk's determination shall be final.

2.10 Enforcement of Agreement and Policies.

oDesk has the right, but not the obligation, to suspend or cancel your access to the oDesk Platform if it believes that you have violated or acted inconsistently with the letter or spirit of this Agreement or violated our rights or those of another party. Without limiting oDesk's other remedies, we may suspend or terminate your account, use self-help in connection with our rights to reclaim any available funds, and refuse to provide any further access to the oDesk Platform to you if (a) you breach any terms and conditions of this Agreement or other written policies and procedures posted on the Site; (b) we are unable to verify or authenticate any information you provide to us; or (c) we believe that your actions may cause legal liability for you, our Users or for oDesk. Once suspended or terminated, you MAY NOT continue to use the oDesk Platform under a different account or reregister under a new account. If you attempt to use the oDesk Platform under a different account, we reserve the right to reclaim available funds in that account and/or use an available payment method to pay for any amounts outstanding. In addition, violations of this Agreement may be prosecuted to the fullest extent of the law and may result in additional penalties and sanctions. When your User account is canceled, you may no longer have access to any parts of the oDesk Platform, including data, messages, files and other material you keep on oDesk.

3. SERVICE CONTRACT TERMS BETWEEN CLIENT AND FREELANCER.

Unless otherwise agreed to in a writing signed by both Client and Freelancer, the terms and conditions of the Service Contract are as set forth in Sections 3.1 through 3.12 below ("Standard Terms"). Client and Freelancer may not agree to any other terms and conditions that affect the rights or responsibilities of oDesk.

3.1 Services.

Freelancer shall perform Services in a professional and workmanlike manner and shall timely deliver any agreed-upon Work Product.

3.2 Agency.

Work performed on Hourly-Rate Contracts under a Freelancer's profile must be performed by the Freelancer represented. If the Freelancer wishes to subcontract with third parties to perform Services on behalf of the Freelancer on Hourly-Rate Contracts, the Freelancer must do so as a legally recognized entity with the ability to hire and/or contract (an "Agency"). Freelancer and Agency agree and acknowledge that Agency's employees or contract personnel are not employees of oDesk or Client. Agency is solely responsible for all wages, costs, unemployment insurance, compensation insurance, and expenses of Agency's employees or contract personnel and has the sole and exclusive right to supervise and control them. Agency acknowledges and agrees that neither it, nor any of its employees or agents, shall have any claim under this Agreement for overtime pay, sick leave, holiday or vacation pay, retirement benefits, worker's compensation benefits, unemployment benefits, or any other employee benefits of any kind from oDesk or Client.

3.3 Client Payments and Billing.

Client shall pay the agreed-upon amount for time spent (under Hourly-Rate Contracts) or the approved project (under Fixed-Price Contracts) to oDesk, and Client will have no obligation of payment to Freelancer. Freelancer agrees that it will be paid solely by oDesk and Freelancer will not have any recourse against Client if Freelancer is not paid by oDesk. For Hourly-Rate Contracts, Client is billed for hourly Freelancer Fees on a weekly basis. For payments under Fixed-Price Contracts, Client is billed immediately.

3.4 Termination of a Service Contract.

Under Hourly-Rate Contracts, either party may terminate the Service Contract at any time for any or no reason. However, the Client remains obligated to pay for any time the Freelancer worked prior to termination.

For Fixed-Price Contracts, the Client may terminate at any time but may not recover any payments already made. The Freelancer may terminate a Fixed-Price Contract at any time if no payment has been made. If a payment has been made on a Fixed Price Contract, the Freelancer may terminate only with the Client's consent or after the payment has been refunded.

3.5 Client Deliverables.

Client grants Freelancer a limited, non-exclusive, revocable (at any time, at Client's sole discretion) right to use the Client Deliverables as necessary for the performance of the Services. Client reserves all other rights and interest, including, without limitation, all Proprietary Rights, in and to the Client Deliverables. Upon completion or termination of the Service Contract, or upon written request by the Client, Freelancer shall immediately return all Client Deliverables to the Client and further agrees to purge all copies of Client Deliverables and Work Product contained in or on Freelancer's premises, systems, or any other equipment otherwise under Freelancer's control. Within ten (10) days of Client's request, Freelancer agrees to provide written certification to the Client that all Client Deliverables have been returned or purged.

3.6 Work Product.

Proprietary Rights in Work Product shall be owned by Freelancer until payment has been made by Client, at which time Freelancer will be deemed to have assigned all Proprietary Rights in the Work Product to Client. For Hourly-Rate Contracts, Client must pay for all hours that qualify for the Payment Guarantee. For Fixed-Price Contracts, Client has complete and sole discretion whether and how much to pay; however, if Client does not pay in full, Freelancer may terminate the Service Contract by refunding any partial payment, and Freelancer will retain Proprietary Rights in Work Product. To the extent that under applicable law, Proprietary Rights cannot be assigned, Freelancer hereby irrevocably agrees to grant, and hereby grants, to Client an exclusive (excluding also Freelancer), perpetual, irrevocable, unlimited, worldwide, fully paid, and unconditional license to use and commercialize Work Product in any manner now known or in the future discovered. To the extent such license grant is not fully valid, effective or enforceable under applicable law, Freelancer hereby irrevocably agrees to grant, and hereby grants, to Client, such rights as Client reasonably requests in order to acquire, as close as possible, all rights equivalent to full legal ownership. In order to ensure that Client will be able to acquire, perfect and use such Proprietary Rights, Freelancer will: (i) transfer possession, ownership, and title to media, models, and other tangible objects containing Work Product to Client, including delivery of a complete copy of the source code for any software, documented in sufficient detail to enable a reasonably skilled programmer to correct, integrate and modify it; (ii) sign any documents at Client's request to assist Client in the documentation, perfection and enforcement of its rights; and (iii) provide Client with support and reasonable access to information for recording, perfecting, securing, defending, and enforcing such Proprietary Rights in any and all countries. In the case that under applicable law, Freelancer retains any rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights") or other inalienable rights to Work Product or Confidential Information under this Agreement, Freelancer irrevocably agrees to waive, and hereby waives, all such rights, or, to the extent Freelancer cannot waive such rights, Freelancer agrees not to exercise such rights, until Freelancer has provided prior written notice to Client and then only in accordance with any reasonable instructions that Client issues in the interest of protecting its rights. Freelancer's obligations under this Section 3.6 will continue even after Freelancer deregisters from or ceases use of the oDesk Platform. Freelancer appoints Client as Freelancer's attorney-in-fact to execute documents on Freelancer's behalf for the purposes set forth in this Section 3.6.

3.7 Pre-existing Intellectual Property in Work Product.

Freelancer shall ensure that no Work Product created or delivered by Freelancer includes any pre-existing software, technology or other intellectual property, whether such pre-existing intellectual property is owned by Freelancer or a third party including, without limitation, code written by proprietary software companies or developers in the open source community (collectively "Pre-existing IP") without obtaining the prior written consent of the Client to the inclusion of such Pre-existing IP in the Work Product. Freelancer acknowledges that, without limiting any other remedies, Freelancer shall not be entitled to payment for, and shall refund to Client any payments previously made by Client to Freelancer for, any Services performed on a Service Contract if the Work Product contains any Pre-existing IP that was not approved in accordance with this Section 3.7.

3.8 Worker classification.

Client assumes all liability for proper classification of Freelancers as independent contractors or employees based on applicable legal guidelines. This Agreement does not create a partnership or agency relationship between Client and Freelancer. Freelancer does not have authority to enter into written or oral - whether implied or express - contracts on behalf of Client. Freelancer acknowledges that oDesk does not, in any way, supervise, direct, or control Freelancer's work or Services performed in any manner. oDesk does not set Freelancer's work hours and location of work, nor is oDesk involved in determining if the compensation will be set at an hourly or fixed rate or in setting the particular rate for a service contract. oDesk will not provide Freelancer with training or any equipment, labor or materials needed for a particular Contract. oDesk will not deduct any amount for withholding, unemployment, Social Security, or other taxes as it would in the case of an employee. Client and Freelancer will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority, in any nation, with respect to Freelancer's performance of Services. For Contracts classified as independent contractor relationships, Client may not require an exclusive relationship between Client and Freelancer. A Freelancer classified as independent contractor is free at all times to provide Services to persons or businesses other than Client, including any competitor of Client. For Contracts classified as employer-employee relationships, Client will manage the Service Contract through the payrolling program made available on the oDesk Platform by a third-party payroll provider, where the Freelancer becomes an hourly employee of such third-party payroll provider and Freelancer and Client enter into appropriate additional agreements. Client and Freelancer agree to indemnify, hold harmless and defend oDesk from any and all claims arising out of or related to their Service Contract, including but not limited to claims that Freelancer was misclassified as an independent contractor, any liabilities arising from a determination by a court, arbitrator, government agency or other body that Freelancer was misclassified (including, but not limited to, taxes, penalties, interest and attorney's fees), any claim that oDesk was an employer or joint employer of Freelancer, as well as claims under any employment-related laws, such as those relating to employment termination, employment discrimination, harassment or retaliation, as well as any claims for overtime pay, sick leave, holiday or vacation pay, retirement benefits, worker's compensation benefits, unemployment benefits, or any other employee benefits.

3.9 Audit Rights

Client and Freelancer each shall (i) create and maintain records to document satisfaction of its obligations under this Agreement and any Service Contract, including without limitation its payment obligations and compliance with tax laws, and (ii) provide copies of such records to oDesk upon request. oDesk, or oDesk's advisors or agents, shall have the right, but not the obligation, to routinely, but no more frequently than annually, audit Freelancer's operations and records to confirm compliance. Nothing in this provision should be construed as providing oDesk with the right or obligation to supervise or monitor the actual Services performed by Freelancer.

3.10 Third Party Beneficiary

oDesk is hereby named as a third party beneficiary of each Service Contract.

3.11 General.

Service Contracts shall be governed by Sections 6 (Confidential Information), 11 (General), and 12 (Definitions) of this Agreement, as applicable either directly or by way of analogy.

3.12 Entire Agreement.

The terms and conditions set forth in this Section 3 and any additional or different terms expressly agreed by Client and Freelancer shall constitute the entire agreement and understanding of Client and Freelancer with respect to each Service Contract and shall cancel and supersede any other prior or contemporaneous discussions, agreements, representations, warranties, and/or other communications between them.

4. ACKNOWLEDGMENTS BY USER OF ODESK'S ROLE.

4.1 Service Contracts.

User expressly acknowledges, agrees and understands that: (i) the oDesk Platform is merely a venue where Users may act as Clients or Freelancers; (ii) oDesk is not a party to any Service Contracts between Clients and Freelancers; (iii) User recognizes, acknowledges and agrees that User is not an employee of oDesk and that oDesk does not, in any way, supervise, direct, or control User's work or Services; (iv) oDesk shall not have any liability or obligations under or related to Service Contracts or any acts or omissions by Users; (v) oDesk has no control over Freelancers or over the Services promised or rendered by Freelancers; and, (vi) oDesk makes no representations as to the reliability, capability, or qualifications of any Freelancer or the quality, security or legality of any Services, and oDesk disclaims any and all liability relating thereto.

4.2 Proprietary Rights.

oDesk and its licensors reserve all Proprietary Rights in and to the oDesk Platform. User may not use the oDesk Platform except as necessary for the purposes of discharging its obligations under this Agreement and any Service Contract entered into pursuant to this Agreement. oDesk reserves the right to withdraw, expand and otherwise change the oDesk Platform at any time in oDesk's sole discretion. User shall not be entitled to create any "links" to the oDesk Platform, or "frame" or "mirror" any content contained on, or accessible through, the oDesk Platform, on any other server or internet-based device.

4.3 oDesk's Compensation.

All oDesk Fees are non-refundable, whether or not Service Contracts were satisfactorily completed.

4.4 oDesk as a Limited Agent

From time to time, a User may ask oDesk to provide a physical or manually signed copy of this Agreement, a Service Contract, or an ancillary document (for example, to enable a User to withdraw payments from User's foreign bank account). User hereby appoints oDesk as its agent for the limited purpose of executing documents that confirm User's activities on the oDesk Platform. oDesk will act on User's behalf and in a clerical capacity, without in any way restricting oDesk's rights or expanding oDesk's obligations under this Agreement or any Service Contract. Each User appoints oDesk as its agent to execute an Act of Acceptance or equivalent instrument on the User's behalf documenting payments made or to be made to Freelancers or to oDesk, if another User so requests.

5. INVOICES AND PAYMENT METHODS.

5.1 Formal Invoices and Taxes.

oDesk shall have no responsibility for determining the necessity of or for issuing any formal invoices, or for determining, remitting, or withholding any taxes applicable to Freelancer Fees. Instead, Freelancer shall be solely responsible for determining whether it is required by applicable law to issue any formal invoices for the Freelancer Fees and for issuing any invoices so required. Freelancer shall also be solely responsible for: (a) determining whether Freelancer or oDesk is required by applicable law to remit to the appropriate authorities any value added tax or any other taxes or similar charges applicable to the Freelancer Fees, and remitting any such taxes or charges to the appropriate authorities on behalf of itself or oDesk, as appropriate; and (b) determining whether oDesk is required by applicable law to withhold any amount of the Freelancer Fees, notifying oDesk of any such requirement and indemnifying oDesk (either by permitting oDesk to offset the relevant amount against a future payment of Freelancer Fees or by refunding to oDesk the relevant amount, at oDesk's sole discretion) for any requirement to pay any withholding amount to the appropriate authorities. oDesk shall have the right, but not the obligation, to audit and monitor Freelancer's compliance with applicable tax laws as required by this Section 5.1. Further, in the event of an audit of oDesk, Freelancer agrees to promptly cooperate with oDesk and provide copies of Freelancer's tax returns, and other documents as may be reasonably requested for purposes of such audit.

5.2 Payment Methods.

Client hereby authorizes oDesk to run credit card authorizations on all credit cards provided by Client, to store credit card details as Client's method of payment for Services, and to charge Client's credit card (or any other form of payment authorized by oDesk or mutually agreed to between Client and oDesk). oDesk may, in its sole discretion, deviate from its typical billing cycle for Hourly-Rate Contracts and charge Client for any and all Time Logs at any time.

5.3 Payment Guarantee.

oDesk guarantees payment to Freelancers working on Hourly-Rate Contracts where the Client has a verified payment method, the time represented is captured online using the oDesk Team software, the work performed and captured pertains directly to the Service Contract billed, and each Time Log is annotated with appropriate work memos describing the work performed (the "Payment Guarantee"). Determination of whether these criteria have been met is at the sole discretion of oDesk. The Payment Guarantee will not apply to Freelancers or Contracts in violation of this Agreement, where Freelancer does not meet clear specifications of the Service Contract, where the Freelancer is aware of or complicit in another User's violation of this Agreement, or where there is any other involvement in fraudulent activities or abuse of this Payment Guarantee.

6. CONFIDENTIAL INFORMATION.

6.1 Confidentiality.

To the extent a Client or Freelancer provides Confidential Information to the other, the recipient shall protect the secrecy of the Confidential Information with the same degree of care as it uses to protect its own confidential information, but in no event with less than due care, and shall not: (i) disclose Confidential Information to anyone except, in the case of oDesk, to any Client or Freelancer engaged in a Contract; and (ii) use the Confidential Information, except as necessary for the performance of Services for the relevant Service Contract (including, without limitation, the storage or transmission of Confidential Information on or through oDesk Platform for use by Freelancer).

6.2 Return.

If and when Confidential Information is no longer needed for the performance of Services for the relevant Contract, or at the Client's or Freelancer's written request (which may be made at any time at Client's or Freelancer's sole discretion), Client or Freelancer (as the case may be) shall promptly destroy or return all Confidential Information and any copies thereof contained in or on its premises, systems, or any other equipment otherwise under its control. Each of Client or Freelancer, as applicable, agrees to provide written certification to the party disclosing the Confidential Information of compliance with this Section 6.2 within ten (10) days after the receipt of disclosing party's written request to certify.

6.3 Publication.

Without limiting Section 6.1 (Confidentiality), Client, Freelancer and oDesk shall not publish, or cause to be published, any Confidential Information or Work Product, except as may be necessary for performance of Services for a Contract.

7. WARRANTY DISCLAIMER.

ODESK MAKES NO EXPRESS REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE SERVICES, WORK PRODUCT, ODESK PLATFORM OR ANY ACTIVITIES OR ITEMS RELATED TO THIS AGREEMENT. TO THE MAXIMUM EXTENT PERMITTED BY LAW, ODESK DISCLAIMS ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. SECTION 10.2 (TERMINATION) STATES USER'S SOLE AND EXCLUSIVE REMEDY AGAINST ODESK WITH RESPECT TO ANY DEFECTS, NON-CONFORMANCES OR DISSATISFACTION.

8. LIMITATION OF LIABILITY.

IN NO EVENT WILL ODESK BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT COSTS OR DAMAGES, LITIGATION COSTS, INSTALLATION AND REMOVAL COSTS, OR LOSS OF DATA, PRODUCTION OR PROFIT. THE LIABILITY OF ODESK TO ANY USER FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF: (A) U.S. $2,500; AND (B) ANY ODESK FEES RETAINED BY ODESK WITH RESPECT TO CONTRACTS ON WHICH USER WAS INVOLVED AS CLIENT OR FREELANCER DURING THE SIX (6) MONTH PERIOD PRECEDING THE DATE OF THE CLAIM. THESE LIMITATIONS SHALL APPLY TO ANY LIABILITY, ARISING FROM ANY CAUSE OF ACTION WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH COSTS OR DAMAGES AND EVEN IF THE LIMITED REMEDIES PROVIDED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE.

9. INDEMNIFICATION.

9.1 Proprietary Rights.

Each User shall indemnify, defend and hold harmless oDesk and its subsidiaries, affiliates, officers, agents, employees, representatives and agents (each an "Indemnified Party" for purposes of this Section 9) from any and all claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees and all related costs and expenses) arising from or relating to any claim, judgment, or adjudication that any Work Product, Services or action or omission by such User infringes Proprietary Rights or other rights of any third party.

9.2 Indemnification by Client.

Each Client shall indemnify, defend and hold harmless the Indemnified Parties from any and all claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees and all related costs and expenses) arising from or relating to (i) such Client's use of Services, including without limitation claims by or on behalf of any Freelancer for Worker's Compensation or unemployment benefits, or (ii) any Service Contract entered into between such Client and a Freelancer.

9.3 Indemnification by Freelancer.

Each Freelancer shall indemnify, defend and hold harmless the Indemnified Parties from any and all claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees and all related costs and expenses) arising from or relating to (i) such Freelancer's provision of Services, or (ii) any Service Contract entered into between such Freelancer and a Client.

10. TERM AND TERMINATION.

10.1 Term.

The term of this Agreement commences on the Effective Date and continues in effect until terminated in accordance with Section 10.2 below.

10.2 Termination.

Either party may terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party (or by terminating or suspending User's account), provided, that any such termination for convenience shall not affect the validity of any Service Contracts that have been executed prior to termination and this Agreement shall continue to apply with respect to such Service Contracts.

10.3 Consequences of Termination.

Termination shall not relieve Client of the requirement to pay for time spent and expenses incurred prior to the effective date of the termination, which fees and expenses, together with any applicable taxes, shall be charged to Client's credit card or other form of payment pursuant to Section 5.2 (Payment Methods). Subject to Section 2.9 (Dispute Resolution Policy), oDesk shall pay Freelancer, in accordance with the provisions of Section 5 (Invoices and Payment Methods), for all time recorded in the Time Logs incurred prior to the effective date of the termination.

10.4 Survival.

Sections 4 through 12 of this Agreement shall survive any termination thereof.

11. GENERAL.

11.1 Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the parties relating to its subject matter and cancels and supersedes any prior or contemporaneous discussions, agreements, representations, warranties, and other communications between them.

11.2 Side Agreements.

Section 11.1 notwithstanding, Clients and Freelancers may enter into any supplemental or other written agreement that they deem appropriate (e.g., confidentiality agreement, work for hire agreement, assignment of rights, etc.). The terms and conditions of this Agreement, however, will govern and supersede any term or condition in a side agreement that purports to expand oDesk's obligations or restrict oDesk's rights under this Agreement.

11.3 Compliance.

User shall not violate any laws or third party rights on or related to the oDesk Platform. Without limiting the generality of the foregoing, User agrees to comply with all applicable import and export control laws and third parties' Proprietary Rights.

11.4 Notices: Consent to Electronic Notice.

You consent to the use of (a) electronic means to complete this Agreement and to deliver any notices pursuant to this Agreement; and (b) electronic records to store information related to this Agreement or your use of the oDesk Platform. Notices hereunder shall be invalid unless made in writing and given (a) by oDesk via email (in each case to the email address that you provide), (b) a posting on the oDesk Site or (c) by you via email to support@odesk.com or to such other addresses as oDesk may specify in writing. The date of receipt will be deemed the date on which such notice is transmitted.

11.5 Modifications.

No modification or amendment to this Agreement shall be binding upon oDesk unless in a written instrument signed by a duly authorized representative of oDesk. For the purposes of this Section 11.5, a written instrument shall expressly exclude electronic communications such as email and electronic notices but shall include facsimiles.

11.6 No Waiver.

The failure or delay of either party to exercise or enforce any right or claim does not constitute a waiver of such right or claim and shall in no way affect that party's right to later enforce or exercise it, unless such party issues an express written waiver, signed by a duly authorized representative of each party.

11.7 Assignability.

User may not assign this Agreement, or any of its rights or obligations hereunder, without oDesk's prior written consent in the form of a written instrument signed by a duly authorized representative of oDesk (and, for the purposes of this Section 11.7, a written instrument shall expressly exclude electronic communications such as email and electronic notices but shall include facsimiles). oDesk may freely assign this Agreement without consent of User. Any attempted assignment or transfer in violation of this Section will be null and void. Subject to the foregoing restrictions, this Agreement will inure to the benefit of the successors and permitted assigns of the parties.

11.8 Severability.

If and to the extent any provision of this Agreement is held illegal, invalid, or unenforceable in whole or in part under applicable law, such provision or such portion thereof shall be ineffective as to the jurisdiction in which it is illegal, invalid, or unenforceable to the extent of its illegality, invalidity, or unenforceability, and shall be deemed modified to the extent necessary to conform to applicable law so as to give the maximum effect to the intent of the parties. The illegality, invalidity, or unenforceability of such provision in that jurisdiction shall not in any way affect the legality, validity, or enforceability of such provision in any other jurisdiction or of any other provision in any jurisdiction.

11.9 Choice of Law.

This Agreement and any controversy, dispute or claim arising out of or relating to this Agreement, including by not limited to a Service Contract, ("Claims") shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

11.10 Dispute Resolution; Arbitration; Personal Jurisdiction and Venue.

oDesk and User hereby agree that any Claims shall first be settled through negotiation or according to the Dispute Resolution Policy set forth in Section 2.9 above. If a Claim (other than a Claim for injunctive or other equitable relief) remains unresolved by these means, either party will have the right to demand binding non-appearance based arbitration by a third party service mutually agreed upon by the parties. A final judgment will be made by the arbitrator, which must be adhered to by both parties and by oDesk, as applicable. You agree that any Claim you may have against oDesk, if not resolved as set forth above, must be resolved by the California state courts of San Mateo County (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California). You hereby irrevocably consent to the personal jurisdiction and venue of these courts.

11.11 Prevailing Language.

The English language version of this Agreement shall be controlling in all respects and shall prevail in case of any inconsistencies with translated versions, if any.

12. DEFINITIONS.

12.1

"Agency" means a legally recognized entity with the ability to hire and/or contract.

12.2

"Average Weekly oDesk Fees" means the average weekly amount of oDesk Fees that became due to oDesk based upon work performed for Client by the Freelancer over the four (4) weeks immediately preceding the buy-out notice, not counting any weeks in which no oDesk Fees became due.

12.3

"Claim" means any controversy, dispute or claim arising out of or relating to this Agreement, including but not limited to a Service Contract.

12.4

"Client" means any User utilizing the oDesk Platform to request Services to be performed by a Freelancer. From time to time, oDesk may act as a Client, and the terms and conditions of this Agreement applicable to Clients will apply to oDesk when acting in this way.

12.5

"Client Deliverables" means instructions, requests, intellectual property and any other information or materials that a Freelancer receives from a Client for a particular Service Contract.

12.6

"Confidential Information" means Client or Freelancer Deliverables, Work Product, and any other information provided to, or created by, a User for a Service Contract, regardless of whether in tangible, electronic, verbal, graphic, visual or other form. Confidential Information does not include material or information that: (a) is generally known by third parties as a result of no act or omission of Freelancer or Client; (b) subsequent to disclosure hereunder, was lawfully received without restriction on disclosure from a third party having the right to disseminate the information; (c) was already known by User prior to receiving it from the other party and was not received from a third party in breach of that third party's obligations of confidentiality; or (d) was independently developed by User without use of Confidential Information.

12.7

"Effective Date" means the date of acceptance of this Agreement.

12.8

"Fixed-Price" means a fixed fee agreed between a Client and a Freelancer, prior to the commencement of a Contract, for the completion of all Services requested by Client for such Contract.

12.9

"Fixed-Price Contract" means a Service Contract for which Client is charged a Fixed-Price.

12.10

"Freelancer" means any company or individual User utilizing the oDesk Platform to offer Services to Clients.

12.11

"Freelancer Deliverables" means instructions, requests, intellectual property and any other information or materials that a Client receives from a Freelancer for a particular Service Contract.

12.12

"Freelancer Fees" means: (a) for an Hourly-Rate Contract, an amount equal to the number of hours recorded by Freelancer in the Time Logs, multiplied by the Hourly Rate; (b) for a Fixed-Price Contract, the Fixed-Price; and (c) any bonuses paid or other payments made by a Client for a Service Contract.

12.13

"Hourly Rate" for a Service Contract means, in respect of a Freelancer, the hourly rate specified for that Freelancer in the oDesk Platform.

12.14

"Hourly-Rate Contract" means a Service Contract for which Client is charged based on the Hourly Rate.

12.15

"Indemnified Party" means oDesk and its subsidiaries, affiliates, officers, agents, employees, representatives and agents.

12.16

"Moral Rights" means any rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights".

12.17

"oDesk Platform" means the online platform operated by oDesk, including related software and services, that allows Clients and Freelancers to identify each other and enable them to buy and sell Services online.

12.18

"oDesk Team" means the online platform accessed using oDesk's downloaded Team software that enables time tracking, chat and screen shot sharing with other team members.

12.19

"Payment Guarantee" means the guaranteed payment to Freelancers working on Hourly-Rate Contracts where the Client has a verified payment method, the time represented is captured online using the oDesk Team software, the work performed and captured pertains directly to the Service Contract billed, and each Time Log is annotated with appropriate work memos describing the work performed.

12.20

"Payment Period" shall mean the one-week period beginning on Monday at 12:00 AM UTC.

12.21

"Pre-Existing IP" means pre-existing software, technology or other intellectual property, whether such pre-existing intellectual property is owned by Freelancer or a third party including, without limitation, code written by proprietary software companies or developers in the open source community.

12.22

"Proprietary Rights" means any and all rights, title, ownership and interest in and to copyrights, mask works, industrial designs, trademarks, service marks, trade names, trade secrets, patents, and any other rights to intellectual property, recognized in any jurisdiction, whether or not perfected.

12.23

"Service Contract" means a particular project or set of ongoing tasks for which a Client has requested Services to be performed by a Freelancer and the Freelancer has agreed on the oDesk Platform.

12.24

"Services" means web development, software development, writing, translation, administrative, marketing, design customer service, sales, data entry, general business services or any other human services.

12.25

"The Site" means our website located at www.odesk.com.

12.26

"Time Logs" means the number of hours recorded for a stated period by a Freelancer in oDesk Team in compliance with oDesk's then-current Policies, for the Services performed in respect of a Contract.

12.27

"Work Product" means any tangible or intangible results or deliverables that Freelancer agrees to create for, or actually delivers to, Client as a result of performing the Services on a particular Service Contract, including, but not limited to, configurations, computer programs or other information, or customized hardware, and any intellectual property developed in connection therewith.